FISCAL 2007 COMPENSATION

Named Executive Officer Compensation

On January 18, 2007, the Board of Directors approved annual base salaries for fiscal 2007 to the Named Executive Officers as follows:

Officer	Title	Compensation

Kenneth U. Kuk	Chairman, President & Chief Executive Officer	$507,500
Scott H. DeLong III	Senior Vice President & Chief Financial Officer	$310,000
Paul F. Kraemer	Senior Vice President of Sales	$375,000
Paul P. Moore	Senior Vice President of Sales	$375,000
Thomas D. Sass	Senior Vice President of Underwriting/Risk	$306,000

Board of Directors Compensation

The Corporation’s non-employee directors – John H. Flittie, James J. Ritchie, Robert L. Laszewski, and Dennis M. Mathisen - receive an annual retainer of $20,000 ($27,500 for Mr. Flittie who is the Chairman of the Audit Committee) paid quarterly. The annual retainers are paid in quarterly installments of unrestricted Common Stock of the Corporation, valued on the fifth business day prior to the last calendar day of the quarter for which the payment is made. Each non-employee director also receives cash fees of $1,500 for each Board and Committee meeting attended in person, and $750 for each meeting attended by telephone. All of the Corporation’s directors are reimbursed for reasonable out-of-pocket expenses they incur in attending Board and Committee meetings. Members of the Board who are also employees of the Corporation do not receive any additional compensation for serving on the Board.

The Corporation’s non-employee and employee directors are eligible to receive stock options, stock appreciation rights, performance shares, stock awards and/or restricted stock awards under the Corporation’s 2004 Equity Incentive Plan.

2007 Incentive Compensation Plan

The Corporation’s annual incentive compensation plans are normally approved in the first quarter of the calendar year. As of the date the Corporation’s Form 10-K for 2006 was filed, the annual incentive compensation plan had not been finalized.